EXHIBIT 99.3

NATIONWIDE HEALTH PROPERTIES AND PACIFIC MEDICAL BUILDINGS

JOIN FORCES IN UP TO $2 BILLION, MULTI-YEAR TRANSACTION

Transaction Highlights:

•	$915 million portfolio acquisition consisting of:
—	7 properties acquired in Q4 2007 for $120 million
—	16 properties in 2008 for $485 million
—	3 properties in 2009 for $180 million
—	2 properties in 2010 for $130 million
•	$485 million in financing for the 16 properties closing in 2008 already identified
•	Adds two million square feet of medical office space to NHP portfolio
•	Provides tenant and asset diversification to growing portfolio of over 500 assets
•	Exclusive right to acquire up to an additional $1 billion of medical office buildings over seven years at a discount through a development agreement
•	Equal ownership of a full service property management service provider

(NEWPORT BEACH, CA), February 25, 2008—Nationwide Health Properties, Inc., (NYSE: NHP) announced today that it has signed definitive agreements with Pacific Medical Buildings (PMB) to acquire a sizeable portfolio of high quality medical office buildings (MOBs), a 50% interest in a full-service property management company, and an opportunity to participate with PMB in future MOB development.

“This series of transactions with PMB, the largest and most highly regarded medical office building developer on the West Coast, is truly a transformational event for NHP. PMB provides NHP with an exceptional medical office building platform, comprising an outstanding portfolio of Class A assets, a robust development pipeline with an experienced development team and a well-regarded, full-service property management company. These transactions complement our leadership position in senior housing and long-term care by providing us a major presence in the medical office sector. The multi-year structure greatly facilitates our near and long-term earnings and dividend growth goals and diversification strategy,” said Douglas M. Pasquale, NHP’s President and Chief Executive Officer.

Mr. Pasquale stated he is very pleased to announce that Dr. Jeffrey Rush, PMB’s Chairman and largest shareholder, is expected to join NHP’s board of directors after the closing of the first tranche of this transaction in 2008.

“These transactions are accretive to NHP and should initially add approximately $0.01 to $0.02 to FFO per share in 2008 and are included in our 2008 guidance. The addition of these high quality MOBs provide great strategic value and diversification with our investment mix moving toward 50% senior housing, 30% medical office buildings and 20% long-term care facilities,” noted Abdo Khoury, NHP’s Chief Financial and Portfolio officer.

Acquisition Portfolio: In the fourth quarter of 2007, NHP, in association with PMB, acquired a portfolio comprising seven medical office buildings located in the state of Washington for $120 million. Subsequently, NHP has entered into agreements with PMB to acquire 18 buildings, and is finalizing negotiations to acquire three more. Altogether, NHP expects to acquire 21 additional Class A medical office buildings, including 16 in 2008 for a purchase price of $485 million, three in 2009 for $180 million (each of which is currently 90% or greater pre-leased) and two in 2010 for $130 million, subject to occupancy being stabilized at 95%. Upon completion, this multi-staged transaction will add over two million square feet of medical office space to NHP’s portfolio, approximately 90% of which is situated on hospital campuses and 55% is located in California. In addition, approximately 70% of the portfolio’s expected stabilized NOI will be derived from properties situated in high barrier-to-entry markets. Overall, this $915 million Class A portfolio provides NHP with access to more than a dozen premier hospital systems. The average age of the portfolio is seven years with occupancy of approximately 94%. After giving effect to all these staged acquisitions, the portfolio is expected to generate approximately $55.5 million in NOI, representing an approximate cap rate of 6.1% based on a total purchase price of $915 million.

Financing of 2008 Acquisitions: NHP expects to finance the $485 million acquisition of the 16 properties closing in 2008 with a combination of (i) $201 million in assumed debt bearing an average interest rate of 5.9% (ii) at least $100 million in partnership units (each convertible into a share of common stock), and (iii) the remaining balance from proceeds derived from the $305 million sale of NHP’s Emeritus portfolio (representing an approximate 6.1% cap rate based on 2008 in-place Emeritus rents as further described in an 8-K filed on February 11, 2008).

“As PMB’s largest shareholder and having been in the MOB business for over thirty years, I am impressed by NHP’s track record of growth and stability. NHP has a strong history of delivering year-over-year growth, driven by their strong customer orientation. The fact that we are receiving a significant portion of our consideration in NHP partnership units evidences our confidence in NHP,” Dr. Jeffrey Rush noted.

Development Pipeline Agreement: NHP will have the exclusive right, but not the obligation, to acquire up to an additional $1 billion of MOBs from PMB over seven years at a discount to fair market value. PMB already has one million square feet in their development pipeline as a result of existing hospital relationships, representing future potential asset values of over $475 million.

The development pipeline represents a unique opportunity for NHP not only to substantially grow and enhance its portfolio with brand new buildings, but also to expand its relationships with current and future healthcare providers.

Assuming development costs of $1.0 billion, NHP would anticipate generating up to $160 million pursuant to the discount component of the arrangement over the next 7 years. The assumptions and calculations outlining the potential value in this development agreement are provided in the supplemental information presentation attached as an exhibit to this announcement and on NHP’s website (www.nhp-reit.com).

“MOBs represent one of the largest segments of healthcare real estate, and owning them enables NHP to catch the front of the baby boomer wave. As with long-term care and senior housing, we view the services provided in MOBs as primarily need driven and, therefore, recession resistant. With the PMB transaction, NHP will realize enhanced value resulting from our unique arrangement on future developments,” commented Don Bradley, NHP’s Chief Investment Officer.

“This is a true partnership that will promote our growth and enhance our relationship with our hospital clients. Our relationship with NHP provides us with ready capital that will help us expand our development and property management activities and help our hospital clients monetize their real estate assets,” stated Mark Toothacre, PMB’s President.

Bob Rosenthal, PMB’s Executive Chairman and Company founder said, “We spent almost a year conducting a national search and selected Nationwide Health Properties. We chose NHP because its commitment to quality coincides with PMB’s philosophy. As a long-term holder of healthcare real estate, NHP’s strategic focus is on tenant retention and property improvement.”

Management Company Agreement: NHP will add property management to its MOB platform through joint-ownership and joint-control of PMB Real Estate Services LLC (PMBRES), PMB’s well-regarded property management service provider. NHP will acquire a 50% stake in PMBRES for a base purchase price of $1 million plus possible additional payments based on PMBRES’s actual performance in 2009 and 2010. NHP believes that its joint-ownership of the property management company will play a critical role in overseeing and managing the ongoing success of the PMB medical office portfolio.

Important Website Information: Supplemental information for the PMB multi-year transaction, as well as video segments from our DVD entitled, “Realizing the Rewards of Vision” and a brochure showing the medical office buildings can be found on our website at www.nhp-reit.com.

J.P. Morgan Securities Inc. and Shattuck Hammond Partners were investment banking advisers to NHP. Skadden, Arps, Slate, Meagher & Flom LLP and Sherry, Meyerhoff, Hanson & Crance LLP served as legal counsel to NHP, while Latham & Watkins LLP represented Pacific Medical Buildings in the transaction.

CONFERENCE CALL INFORMATION

The company has scheduled a conference call on Tuesday, February 26, 2008 at 8:30AM, Pacific Standard Time, to discuss this transaction. The conference call is accessible by dialing 877-356-5705 and referencing conference ID number 34719103, or by logging on to our website at http://www.nhp-reit.com. The international dial-in number is 706-643-7409. This announcement, along with supplemental information regarding the transaction, will also be available on our website. A digitized replay of the conference call will be available from 11:00 a.m. Pacific time (2:00 p.m. Eastern time) that day until 9:00 p.m. Pacific time (12:00 a.m. Eastern time) Wednesday, March 12, 2008. Callers can access the replay by dialing (800) 642-1687 or (706) 645-9291 and entering conference ID number 34719103. Webcast replays will also be available on our website for at least 12 months following the conference call.

Nationwide Health Properties, Inc. is a real estate investment trust that invests in senior housing facilities, long-term care facilities and medical office buildings. The company has investments in 567 facilities in 43 states. For more information on Nationwide Health Properties, Inc., visit our website at www.nhp-reit.com.

Pacific Medical Buildings LLC is a San Diego based firm specializing exclusively in developing and operating medical office buildings, outpatient facilities and parking structures for hospitals and medical groups. Pacific Medical Buildings has completed over 65 medical buildings throughout the Western United States. For more information on Pacific Medical Buildings, visit their website at www.pacificmedicalbuildings.com.

Investors:

Abdo H. Khoury

Chief Financial and Portfolio Officer

(949) 718-4400

Media:

For NHP:

Neal B. Rosen

(415) 692-3058

For PMB:

Emily Porter

(619) 234-0345

Certain information contained in this release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not statements of historical facts, including statements regarding the proposed transaction between NHP and PMB and the benefits of the proposed transaction. These statements may be identified, without limitation, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. Risks and uncertainties associated with the PMB transaction include (without limitation) the following: delay or failure to obtain third party consents; the exclusion of certain properties (which may include properties described herein) from the transaction; uncertainty as to whether the transaction will be completed; the failure to achieve the perceived advantages from the transaction; larger than expected or unexpected costs associated with the transaction; unexpected liabilities resulting from the transaction; potential litigation associated with the transaction; and the retention of key personnel after the transaction. Other risks and uncertainties associated with our business, many of which will apply to the assets acquired in the PMB transaction, include (without limitation) the following: deterioration in the operating results or financial condition, including bankruptcies, of our tenants; non-payment or late payment of rent by our tenants; our reliance on two operators for a significant percentage of our revenues; occupancy levels at certain facilities; our level of indebtedness; changes in the ratings of our debt securities; access to the capital markets and the cost of capital; government regulations, including changes in the reimbursement levels under the Medicare and Medicaid programs; the general distress of the healthcare industry; increasing competition in our business sector; the effect of economic and market conditions and changes in interest rates; the amount and yield of any additional investments; our ability to meet acquisition goals; the ability of our operators to repay deferred rent or loans in future periods; the ability of our operators to obtain and maintain adequate liability and other insurance; our ability to attract new operators for certain facilities; our ability to sell certain facilities for their book value; our ability to retain key personnel; potential liability under environmental laws; the possibility that we could be required to repurchase some of our medium-term notes; the rights and influence of holders of our outstanding preferred stock; changes in or inadvertent violations of tax laws and regulations and other factors that can affect real estate investment trusts and our status as a real estate investment trust; and other factors discussed from time to time in our news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by NHP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. We disclaim any intent or obligation to update these forward-looking statements.